Exhibit 10.4

CRACKER BARREL OLD COUNTRY STORE, INC.

1989 STOCK OPTION PLAN

FOR NON-EMPLOYEE DIRECTORS

1. Purpose. The Cracker Barrel Old Country Store, Inc. 1989 Stock Option Plan for Non-Employee Directors (the “Plan”) is intended to provide a method whereby non-employee members of the Board of Directors of Cracker Barrel Old Country Store, Inc. (the “Company”) may be encouraged to acquire a larger stock ownership position in the Company, thus increasing their proprietary interest in the Company and its long-term growth, and providing them with additional motivation to continue to serve the Company and its stockholders as a member of the Board of Directors. Such non-employee members of the Board of Directors are hereinafter referred to as “Directors”.

2. Administration. It is intended that the Plan be administered as a nondiscretionary plan. The Plan does not permit any discretion to be exercised as to:

a.	the selection of Directors to whom stock options under the Plan may be granted or allocated, and

b.	the number of shares granted or allocated to individual Directors under the Plan.

3. Shares Subject to the Plan. Subject to adjustment as provided in Section 13 hereof, the stock to be offered under the Plan shall be authorized but unissued or reacquired shares of the common stock of the Company, $0.50 par value (the “Common Stock”). The total number of shares of Common Stock to be delivered upon the exercise of all options granted under this Plan shall not exceed in the aggregate 300,000 shares. If any option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan. Options granted under the Plan shall be evidenced by a form of Stock Option Agreement approved by the Chief Executive Officer of the Company and consistent with the terms of the Plan.

4. Participants. Eligible participants under the Plan are duly elected members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries or affiliates and who are not eligible to participate in any other stock options plans now, or hereafter, sponsored by the Company (“Participants”).

5. Option Price. Shares of Common Stock shall be offered under the terms of the Plan at a price equal to the fair market value of such Common Stock on the day the option is granted. As used in the Plan, fair market value shall be the last reported sales price of the Common Stock or, it there are no reported sales on such date, then the last reported sales price on the next preceding day on which a sale is transacted.

6. Option Grants and Option Period. Without further action by the Board of Directors or the stockholders of the Company, each Participant in the Plan shall be granted on the date of adoption of this Plan options to purchase 5,000 shares of Common Stock, and from and after the said date of adoption of this Plan, each Participant shall be automatically granted annually during the term of the Plan options to purchase 5,000 shares of Common Stock, all subject to the terms of the Plan. Such grants shall be made on the date options are granted under the Company’s stock option plan for key employees of the Company generally, or, if there are no such grants, the first regularly scheduled meeting of the Board of Directors following the annual Meeting of Stockholders of the Company. Each option shall be exercisable at any time, or from time to time, six (6) months after the date of grant. Each option shall be subject to earlier termination as hereinafter provided.

7. Exercise of Options. Each option shall be exercisable, and the total number of shares of Common Stock subject thereto shall be subject to purchase, at one time or in installments, which need not be equal, as the Participants may elect; provided that no option or portion thereof shall be exercised except in respect of whole shares of Common Stock.

No option or portion thereof shall be exercised until the shares of Common Stock reserved for the purposes of the Plan have been registered under the Securities Act of 1933, as amended, or the availability of an exemption from such registration has been determined.

Each option outstanding or hereafter granted shall be immediately exercisable in full, notwithstanding any provision to the contrary in the Plan or in any Stock Option Agreement:

a.	upon the tender or the acquisition by any single party or group of parties acting in concert of thirty-three and one-third percent (33 1/3%) or more of the Common Stock pursuant to tender offer, exchange offer or otherwise, or

b.

upon approval by the stockholders of the Company of (i) an agreement or plan of merger under which the Company will not be the surviving corporation; (ii) a plan or agreement of consolidation; or (iii) the sale, exchange or other disposition of all or substantially all of the Company’s assets it, in any such case, all or any portion of the consideration offered to or to which stockholders of the Company may be entitled to receive in connection with such tender offer, exchange offer, merger, consolidation, or sale, exchange or other disposition is in the form of cash (other than cash received pursuant to the exercise of stockholders’ rights of dissent or to eliminate fractional shares) or other property.

8. Consideration for Options. Each Participant shall, as consideration for the grant of an option hereunder, agree to remain on the Board six months from the date of the grant of such option.

Nothing contained in this Plan (or in any Stock Option Agreement executed pursuant to the Plan) shall interfere in any way with the term of office or any other rights or duties of a Director as set out in the Company’s Certificate of Incorporation or Bylaws.

9. Payment for Stock. Payment for shares of Common Stock purchased at the time an option is exercised shall be made by a Participant as follows:

a.	The Participant may pay for shares purchased entirely in cash upon exercise of the option, or by delivering to the Company, upon exercise of the option, shares of Common Stock which shall have been owned by the Participant for a minimum period of three (3) full calendar months, that have an aggregate fair market value on the date of such delivery equal to the purchase price of all or some portion of the shares subject to the Participant’s option, with the balance of the price of the shares, if any, paid in cash. Upon receipt of such payment, the Company shall deliver to the Participant a stock certificate for the purchased shares.

Federal, state or local law may require the withholding of taxes applicable to gains resulting from the exercise of options under the Plan. Participants may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the participant as a result of the exercise of an option hereunder, a number of shares having a fair market value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding tax obligation; or (iii) delivering to the Company owned and unencumbered shares of Common Stock having a fair market value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding tax obligation. A Participant’s election to pay the withholding tax obligation by either of the latter two means of payment is irrevocable and may be made only during the period beginning on the third business day following the date of release of the Company’s quarterly or annual financial statements and ending on the twelfth business day following such date, or six months prior to the date that the option exercise becomes taxable. Further, where the participant elects to defer taxes for six months under option (ii) above, the full number of shares will be issued to such participant, but such Participant will be unconditionally obligated to surrender to the Company the proper number of shares on the due date of such tax withholding.

10. Rights in the Event of Termination. In the event a Participant shall cease membership on the Board (other than termination by reason of death, total and permanent disability, or retirement), any options which were exercisable at the time of such termination may be exercised at any time prior to the close of business six (6) months from the date of termination, or the next following business day, except that, in the case of termination for due cause, such options must be exercised within thirty (30) days from the date of termination.

For purposes of the Plan and the Plan only, due cause shall mean willful misconduct on the part of the Participant, gross negligence in the performance of the Participant’s duties, or a material violation by the Participant of any agreement governing the terms of the Participant’s service with the Company, as determined by the Company in its sole discretion.

11. Rights in Event of Death. In the event of the death of a Participant, any options which were exercisable at the time of death may be exercised at any time prior to the close of business one (1) year from the date of death, or the next following business day by any person previously designated in writing by the Participant which is delivered to the Company, or, in the absence of such written designation, by such person or persons as shall have acquired the right to exercise such options by will or by the laws of descent and distribution.

In the event of the death of an individual whose service on the Board has been terminated under the provisions of the Plan for reasons other than due cause, any options which were exercisable at the time of termination may be exercised at any time prior to the close of business one (1) year from the date of termination, or the next following business day by any person previously designated in writing by such Participant which is delivered to the Company, or, in the absence of such written designation, by such person or persons as shall have acquired the right to exercise such options by will or by the laws of descent and distribution.

12. Other Rights. In the event of termination from the Board due to total and permanent disability, or retirement, any options which were exercisable at the time of such termination may be exercised at any time prior to the close of business one (1) year following written certification which would be sufficient to quality such Participant for benefits available to totally and permanently disabled employees under the Company-sponsored long-term disability plan (or its successor or equivalent), under the assumption such participant was eligible for such benefits, or the effective date of retirement.

13. Recapitalization. In the event of any change (through recapitalization, merger, consolidation, stock dividend, split-up, combination or exchanges of shares or otherwise) in the character or amount of the Common Stock, the number of shares subject to any option under the Plan shall be equitable adjusted. A corresponding adjustment shall likewise be made in the number of shares and the exercise price per share of any shares subject to unexercised options or portions thereof that shall have been granted prior to any such change. However, any such adjustment shall be made without change in the total price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price of each share covered by the option. If any other event shall occur prior to the Participant’s exercise of an option, which event shall increase or decrease the amount of stock outstanding, and which the Company in its sole discretion shall determine in equity requires an adjustment in the number or kind of shares which the Participant shall be permitted to acquire, such adjustment as the Company shall determine may be made, and when so made shall be effective and binding for all purposes of this Plan; provided, however, that nothing herein shall require any adjustment by reason of the issuance of any shares of capital stock of the Company for cash or upon the exercise of any conversion privilege granted to any class of stock or debt that is now or at any time hereafter may be outstanding.

14. Nonassignability. Options are not transferable otherwise than by will or the laws of descent and distribution, and are exercisable during a Participant’s lifetime only by such Participant.

15. Termination and Amendment of the Plan. The Plan shall remain in effect until all shares subject to options issued under the Plan shall have been purchased or distributed pursuant to such options; provided, however, that all such options must be granted prior to the tenth anniversary of the date of the approval of this Plan by the stockholders of the Company, and no options shall be granted under the Plan after such date. The Plan may at any time or from time to time be terminated, modified, suspended and amended by the stockholders of the Company. The Board of Directors may at any time and from time to time, without approval of the stockholders of the Company, suspend or terminate the Plan or modify or amend the Plan in any respect deemed advisable or convenient other than to change:

a.	the maximum number of shares for which options may be granted under the Plan;

b.	any option price, other than to change the manner of determining the fair market value of the Common Stock for the purposes of Section 5 hereof, or to conform with any then applicable provisions of the Code or regulations or rulings thereunder;

c.	the maximum term of any option;

d.	the provisions of the Plan relating to the determination of the Directors whom options may be granted; and

e.	the provisions of the Plan relating to adjustments to be made upon changes in the capitalization of the Company.

Notwithstanding the foregoing, and pursuant to Section 16b-3(c)(2)(ii)(B) of the Securities and Exchange Act of 1934, Plan provisions shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

16. Effective Date. The Plan shall become effective August 31, 1989, and shall be submitted for approval by the stockholders of the Company at the 1989 Annual Meeting of Stockholders, or any adjournment thereof.

APPROVED BY SHAREHOLDERS:	November 28, 1989

AMENDED BY BOARD OF DIRECTORS:	May 30, 1991

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